Exhibit 99.1

MAYOR’S JEWELERS, INC. REPORTS

SECOND QUARTER AND SIX MONTH RESULTS FOR FISCAL 2005,

HIGHLIGHTED BY

CONTINUED SALES GROWTH, MARGIN EXPANSION AND IMPROVED

BOTTOM LINE RESULTS

SUNRISE, FL. November 8, 2005 /BUSINESS WIRE/ — Mayor’s Jewelers, Inc. (the “Company” or “Mayor’s”) (AMEX:MYR), which operates 28 luxury jewelry stores in Florida and Georgia, reported double digit sales growth and improved overall performance during the second fiscal quarter and the six months ended September 24, 2005, as compared with the previous year.

Net sales grew 17.3% to $29.9 million for the second fiscal quarter ended September 24, 2005 as compared to the second quarter of 2004 which ended September 25, 2004. Comparable store sales during the quarter increased by 20.3%. Net sales increased 14.3% to $62.4 million for the six-month period ended September 24, 2005 while comparable store sales for the same period grew 15.6% over the same period in 2004. The increase in comparable store sales for both the quarter and year-to-date was driven primarily by an increase in the average retail price per transaction and by a lower level of store closures as a result of hurricanes in the second quarter and first half of 2005 versus the same periods in 2004. In the second quarter of 2004, three hurricanes resulted in approximately 24 stores being closed approximately six business days compared to the second quarter of 2005, when two hurricanes resulted in approximately 14 stores being closed the equivalent of two business days. Comparable store sales, adjusted for the days stores were closed due to the hurricanes, increased by 14.4% for the three months ended September 24, 2005 and 12.8% for the six months ended September 24, 2005 as compared to the similar period last year. Included in net sales for the second quarter and six months ended September 25, 2004, but excluded from comparable store sales, were certain special non-store sales to third parties.

Gross profit for the current second fiscal quarter was $12.8 million or 42.8% of net sales, compared to $10.6 million or 41.6% of net sales during the prior year’s second fiscal quarter. Gross profit was $27.2 million or 43.6% of net sales for the six-month period ended September 24, 2005 compared to $22.8 million or 41.7% of net sales for the six months ended September 25, 2004. The increase in gross margin (gross profit as a percentage of net sales) for both the second quarter and first half of the current fiscal year was substantially due to the successful execution of merchandising and retail strategies and a focused inventory management program.

Operating expenses for the second fiscal quarter increased $1.8 million from the second fiscal quarter of 2004 and increased $2.2 million for the six months ended September 24, 2005 from the six months ended September 25, 2004. The increase in operating expenses reflected a higher level of variable costs associated with the increase in sales, higher levels of marketing costs, increased occupancy costs and expenses incurred in 2005 associated with Mayor’s potential business combination with Henry Birks & Sons Inc. Also impacting the level of year over year increase in operating expense was a reduction in operating expenses in the second quarter of 2004 associated with the settlement of a sales tax audit for less than the amount accrued.

Net loss for the second fiscal quarter was approximately $1.8 million compared to a net loss of approximately $2.2 million for the second fiscal quarter of the previous year, a 19.2% improvement. Loss per diluted share for the second fiscal quarter of the current year was $0.06, unchanged from the second fiscal quarter of the prior year. Net loss for the six-month period ended September 24, 2005, was $2.5 million, a 47.0% improvement as compared to $4.7 million of net losses recorded for the six-month period ended September 25, 2004. Loss per diluted share for the six months ended September 24, 2005 was $0.08 per diluted share, compared to a loss per diluted share of $0.13 for the six-month period ended September 25, 2004.

Thomas A. Andruskevich, Chairman, President and Chief Executive Officer of the Company, commented, “With the Holiday selling season approaching, we are pleased with the Company’s performance through the first half of the fiscal year and the momentum that it has created. Encouraged by our improved results, we remain committed to the continued successful execution of our key strategies, including effective merchandising, marketing and retail initiatives.”

Mayor’s is a leading luxury retail jeweler serving Florida and Greater Atlanta. The Company was founded in 1910 and has maintained the intimacy of a family-owned boutique while becoming renowned for its fine jewelry, timepieces and giftware. Additional information can be found on Mayor’s Web site, www.mayors.com.

This press release contains certain “forward-looking” statements concerning expectations for sales, margins and earnings (loss), financing needs or plans, success of the Company’s merchandising, marketing and retail initiatives, and continued growth. Actual results might differ materially from those projected in the forward-looking statements based on risk factors, including the success of the Company’s marketing initiatives, the Company’s ability to have a successful customer service program, the successful resolution of the informal investigation by the Securities and Exchange Commission previously disclosed by the Company, the successful completion of the proposed transaction between the Company and Henry Birks & Sons Inc., the Company’s controlling stockholder, the Company’s ability to attract and retain its key personnel and the Company’s ability to increase sales and keep costs low.

Information concerning factors that could cause actual results to differ materially are set forth in Mayor’s 2004 Annual Report and in Form 10-K, 10-K/A, 10-Q, 10-Q/A and 8-K Reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

CONTACT:	Michael Rabinovitch, Chief Financial Officer; 954-846-2853
mrabinovitch@mayors.com

MAYOR’S JEWELERS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share amounts)

	September 24, 2005	March 26, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$1,468	$1,220
Accounts receivable (net of allowance for doubtful accounts of $773 and $962, at September 24, 2005 and March 26, 2005, respectively)	5,313	6,936
Inventories	88,835	80,439
Other current assets	863	632

Total current assets	96,479	89,227

Property, net	12,681	13,143
Other assets	375	416

Total non-current assets	13,056	13,559

Total assets	$109,535	$102,786

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$16,219	$13,139
Accrued expenses	5,212	6,786
Credit facility	43,182	33,501
Term loan	11,668	—

Total current liabilities	76,281	53,426

Term loan	—	12,668
Other long-term liabilities	2,338	2,401

Total long-term liabilities	2,338	15,069

Stockholders’ Equity:
Series A-1 convertible preferred stock, $.001 par value, 15,050 shares authorized, issued and outstanding at September 24, 2005 and March 26, 2005, liquidation value of $15,050,000	—	—
Common stock, $.0001 par value, 50,000,000 shares authorized, 47,009,363 and 46,975,546 issued at September 24, 2005 and March 26, 2005, respectively	5	5
Additional paid-in capital	206,213	207,100
Accumulated deficit	(145,902)	(143,414)
Less: 9,983,954 shares of treasury stock, at cost	(29,400)	(29,400)

Total stockholders’ equity	30,916	34,291

Total liabilities and stockholders’ equity	$109,535	$102,786

MAYOR’S JEWELERS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except share and per share amounts)

	Three Months Ended		Six Months Ended
	September 24, 2005	September 25, 2004	September 24, 2005	September 25, 2004
Net sales	$29,890	$25,483	$62,434	$54,622
Cost of sales	17,083	14,881	35,214	31,867

Gross profit	12,807	10,602	27,220	22,755

Selling, general and administrative expenses	12,916	11,717	26,221	24,397
Other credits	(210)	(790)	(288)	(790)
Depreciation and amortization	812	841	1,596	1,674

Total operating expenses	13,518	11,768	27,529	25,281

Operating loss	(711)	(1,166)	(309)	(2,526)
Interest and other financial costs	(1,088)	(1,060)	(2,179)	(2,172)

Loss before income taxes	(1,799)	(2,226)	(2,488)	(4,698)
Income taxes	—	—	—	—

Net loss	(1,799)	(2,226)	(2,488)	(4,698)
Preferred stock dividend	(301)	—	(602)	—

Net loss attributable to common stockholders	$(2,100)	$(2,226)	$(3,090)	$(4,698)

Weighted-average shares outstanding, basic and diluted	37,023,551	36,961,307	37,007,571	36,961,307

Net loss per share, basic and diluted	$(0.06)	$(0.06)	$(0.08)	$(0.13)